EXHIBIT 99
FOR IMMEDIATE RELEASE
Thursday, May 18, 2006
TUNNEY ASSUMES POSITION OF CHIEF EXECUTIVE OFFICER, PRESIDENT
Comfort Footwear Marketer R.G. Barry Corporation Adopts New Fiscal Year
PICKERINGTON, Ohio – Thursday, May 18, 2006 – The appointment of a new chief executive officer and a change in fiscal year were among actions approved today by the Board of Directors of R.G. Barry Corporation (AMEX:DFZ) meeting in conjunction with the Company’s annual meeting of shareholders.
New CEO
The Board named Greg Tunney Chief Executive Officer. Mr. Tunney, 44, has been the Company’s President and Chief Operating Officer since February 7, 2006. When hired, his employment contract specified that he would be named CEO following a transition period of up to six months. He replaces turnaround specialist Thomas M. Von Lehman, 56, who is leaving the Company’s executive ranks after orchestrating a successful two-year turnaround. Mr. Von Lehman will remain a director and will also serve as a consultant to management through September of this year.
“Following an exhaustive search, the Board unanimously selected Greg as the leader best suited to move our Company forward. His formal appointment as CEO is the final step in our turnaround initiative. We are even more enthusiastic and confident today about Greg’s abilities than we were when he joined us about 100 days ago,” said Gordon Zacks, Chairman of the Board.
“I know I speak for every R.G. Barry shareholder when I say that we are deeply appreciative to Tom Von Lehman for what he has accomplished during his 24 months as our interim President and CEO. He is an effective, decisive leader who brought keen insight and superior business acumen to a very difficult turnaround situation and achieved exceptional results. We are thrilled he will continue to contribute as a member of our Board.”
Fiscal Year-End Change
The Board also today approved a change in the company’s fiscal year-end to the Saturday closest to June 30 from the Saturday closest to December 31. With this change, the Company’s 2007 fiscal year will begin July 2, 2006 and end June 30, 2007.
The fiscal year-end change will result in the issuance of a six-month transition period financial report for the period from January 1, 2006 through July 1, 2006. Due to the ready availability of its quarterly financial information, the Company does not intend to issue pro-forma financial data for the effected periods.
“This change will offer investors more clarity about our annual performance by bringing our business cycle more in line with the seasonal nature of the around-the-home comfort footwear business,” Mr. Von Lehman said. “We also feel that it will enhance management’s ability to accurately plan and forecast the Company’s business.”

The Company currently does approximately 70 percent of its business and earns all of its profit in the period between July and December, with the heaviest business volume falling in the Christmas shopping season. The fiscal year-end change will shift the Company’s year-end close away from the critical performance holiday period to a time of year when business is more normalized.
Directors Elected
During the Company’s annual meeting, held this morning at its suburban Columbus headquarters, shareholders reelected directors Janice Page, Harvey Weinberg and David Lauer to 3-year terms.
Ms. Page, 57, is an independent retail consultant and former Senior Group Vice President of Sears, Roebuck and Co.; Mr. Weinberg, 68, is the former Chairman and CEO of Hartmarx Corporation clothiers; and, Mr. Lauer, 63, is the former President and Chief Operating Officer of Bank One, Columbus.
About the Company
R.G. Barry Corporation, The Dearfoams® Company, is one of the world’s leading developers and marketers of comfort footwear for at and around the home. To learn more about our business, visit our Websites at <www.rgbarry.com> and <www.dearfoams.com>.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
The statements in this news release, other than statements of historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of the Company to continue sourcing products from outside North America without incurring substantial unplanned costs and without negatively impacting delivery times or product quality; our ability to comply with the various terms and covenants of our asset-based lending facility with The CIT Group/Commercial Services Inc.; the Company’s ability to maintain its inventory levels in accordance with its plans; the continued demand for the Company’s products by its customers and the continuing willingness of its customers and suppliers to support the Company; the strength of the retail market, especially during key holiday selling periods; the unexpected loss of key management or one or more of our key customers; a decision by the American Stock Exchange that the Company no longer meets its requirements for continued listing; and the impact of competition on the Company’s market share. Other risks to our business are detailed in previous press releases, shareholder communications and Securities Exchange Act of 1934 filings, including those included in the disclosure in “Item 1A – Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.

Contact:	Daniel Viren, Sr. VP Finance/CFO	614.864.6400
	Roy Youst, Dir. Corp. Comm/IR	614.729.7275